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                                 EXHIBIT 5.2(A)

                                    [FIRM]

                              NEW YORK, NY _____


                           [Date of issuance], 1999


[DeCrane Aircraft Holdings, Inc.]

Ladies and Gentlemen:

    We have acted as special counsel to DeCrane Aircraft Holdings, Inc., a Delaware corporation (the "Company") in connection with the Company's offer (the "Exchange Offer") to exchange its 12% Senior Subordinated Notes due 2008 (the "Exchange Notes") for any and all of its outstanding 12% Senior Subordinated Notes due 2008 (the "Old Notes").

    We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

    Upon the basis of the foregoing and assuming the due execution and delivery of the New Notes, we are of the opinion that the Exchange Notes, when executed, authenticated and delivered in exchange for the Old Notes in accordance with the Exchange Offer will be valid and binding obligations of the Company enforceable in accordance with their terms, except (x) as such enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors' rights generally, (y) as such enforcement may be limited by general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity and (z) to the extent that a waiver of rights under any usury or stay law may be unenforceable.

    Upon the basis of the foregoing and assuming the due execution and delivery of the New Notes and the Guarantees, we are of the opinion that the Guarantees, when the New Notes and the Guarantees are executed, authenticated and delivered in accordance with the Exchange Offer, will be valid and binding obligations of the Guarantor Subsidiaries enforceable in accordance with their terms, except (x) as such enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors' rights generally, (y) as such enforcement may be limited by general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity and (z) to the extent that a waiver of rights under any usury or state law may be unenforceable.

    We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Exchange Offer. We also consent to the reference to us under the caption "Legal Matters" in the Prospectus contained in such Registration Statement.

    This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent except that the holders of the Exchange Notes and State Street Bank and Trust Co., as Exchange Agent for the Exchange Offer may rely upon this opinion as if it were addressed directly to them.

                                  Very truly yours,